NEWS RELEASE

NOBLE ENERGY ANNOUNCES THIRD QUARTER 2015 RESULTS

•
Organic capital expenditures of $664 million, below the low end of guidance. Full year 2015 capital is now estimated at slightly below $3 billion, a reduction of approximately $100 million from prior estimates.

•	Discretionary cash flow(1)was $708 million for the quarter.

•	Production costs, including lease operating expense, production taxes, and transportation & gathering averaged $6.74 per BOE, a 14 percent reduction from the second quarter of 2015.

•	Record quarterly sales volumes of 379 MBoe/d and increased volume guidance for the fourth quarter.

•	Closed the merger with Rosetta Resources Inc. on July 20, 2015.

•	Exited the third quarter of 2015 with $5 billion in liquidity, including cash on hand and unused capacity on the credit facility.

•	Recently commenced production from the Big Bend and Dantzler fields in the Gulf of Mexico.

•	Recently announced filing of a registration statement on Form S-1 by a wholly owned subsidiary in connection with a proposed initial public offering of common units of Noble Midstream Partners LP.

HOUSTON (November 2, 2015) -- Noble Energy, Inc. (NYSE: NBL) (“Noble Energy” or “the Company”)
announced today a third quarter 2015 net loss of $283 million, or $0.67 per diluted share. Excluding the impact of certain items which would typically not be considered by analysts in published earnings estimates, third quarter 2015 adjusted loss(1) was $90 million, or $0.21 per diluted share. Included in the Company’s third quarter adjusted loss(1) was tax expense of $8 million, with a current tax benefit offset by a deferred tax expense. Results from the Company’s value change in commodity positions, exploration results, and forecasts for full year tax projections, amongst other factors, affected tax expense for the quarter.

Total sales volumes for the quarter averaged 379 thousand barrels of oil equivalent per day (MBoe/d), with liquids comprising 44 percent (30 percent crude oil and condensate and 14 percent natural gas liquids) and natural gas the remaining 56 percent. Included in sales volumes for the third quarter of 2015 were the Eagle Ford Shale and Permian assets following the July 20th closing of the Rosetta Resources transaction. Legacy Noble Energy volumes totaled 337 MBoe/d for the quarter, an increase of 12 percent versus the comparable third quarter 2014 amount. Higher legacy volumes were driven by record sales from the Company’s DJ Basin, Marcellus Shale and Israel assets. Total sales volumes for the third quarter of 2015 were less than production by four thousand barrels per day (MBbl/d) due to the timing of liquid liftings in Equatorial Guinea.

David L. Stover, Noble Energy’s Chairman, President and CEO, commented, “Noble Energy delivered tremendous performance in the third quarter. This was highlighted by material reductions in our quarterly capital and controllable unit costs, which were driven by continued operational efficiency gains throughout the business. Production outperformed expectations once again, setting us up to operate within cash flow. Integration of the new Eagle Ford and Delaware assets is proceeding very well, and we have already experienced improved results by leveraging our expertise in other premier U.S. onshore basins. Offshore, our major project execution capabilities are once again delivering significant value, as we recently commenced production on both Big Bend and Dantzler in the Gulf of Mexico, ahead of schedule and on budget. Given our exceptional portfolio, we have substantial investment flexibility, and we are exiting the year with great operational momentum and strong financial liquidity.”

Third quarter 2015 total production costs, including lease operating expense (LOE), production taxes, and transportation and gathering declined to $6.74 per barrel of oil equivalent (BOE), a reduction of 14 percent versus the second quarter of 2015 and the third quarter of 2014. LOE was reduced to $3.81 per BOE in the third quarter of 2015, a decline of approximately 20 percent from the second quarter of this year and the third quarter of last year. Quarterly LOE per BOE is the lowest it has been over the last five years. The lower LOE rate has resulted from focused cost reduction and efficiency initiatives, supplier pricing negotiations, as well as the portfolio mix of production. General and administrative costs were $109 million, a reduction of more than $20 million versus the same quarter of last year. Realized gains on commodity derivatives, including crude oil, natural gas and natural gas liquids (NGL) hedges, were $284 million for the quarter.

Adjustments to the net loss for the third quarter of 2015 included non-cash commodity derivative losses of $17 million, as a result of the value change of the Company’s existing hedge positions as of the end of the quarter. The Company also adjusted from earnings certain costs associated with the termination of the Company’s defined benefit pension program ($67 million), costs incurred as part of the merger with Rosetta Resources ($71 million), and various other items ($22 million).

OPERATIONS UPDATE

DJ BASIN
In the DJ Basin, sales volumes averaged a record 116 MBoe/d in the third quarter of 2015, up 13 percent versus the third quarter of last year. Liquids made up 67 percent of total DJ Basin volumes (50 percent crude oil and condensate and 17 percent NGLs) and 33 percent was natural gas. Total liquid volumes of 78 MBbl/d for the quarter was a record for Noble Energy.

Highlights include:

•
Natural gas processing capacity on the DCP system, following the start-up of the Lucerne-2 gas processing plant, increased to more than 800 million cubic feet of natural gas per day. Accordingly, line pressures in the northern part of the field, particularly in and around the Company’s Wells Ranch area, have been reduced by up to 100 psi. Construction of a third-party low-pressure line-loop system (DCP Grand Parkway) in the northern part of the field continues and is expected to be complete by the end of 2015 / early 2016.

•
As a result of the reduction in field line pressures, the Company’s legacy vertical well production averaged nearly 25 MBoe/d in the third quarter, which is a high point over the last year and an increase of more than five MBoe/d versus pre-Lucerne-2 rates. Horizontal sales volumes totaled 91 MBoe/d, above expectations and an increase of 23 percent from the same quarter of last year.

•
Operated four drilling rigs in the Basin for the majority of the third quarter of 2015. Accelerated cycle times are resulting in higher than originally planned 2015 well counts (spud, total depth, and wells on production). Noble Energy is currently operating three drilling rigs and two full time completion crews in the DJ Basin.

•	Drilled 39 wells at an average lateral length of over 7,300 feet. The average spud to rig release time for a standard lateral length well (4,500 lateral feet) decreased to 5.7 days.

•	Standard lateral length well costs, including allocated facility costs, are on track to be below second half 2015 targets of $3.5 million in Wells Ranch and $3.9 million in East Pony.

•
Commenced production on 58 wells (equivalent to 70 standard lateral length wells). Well performance in both Wells Ranch and East Pony continues in-line with or above expectations. Wells Ranch volumes in the third quarter were up more than 15 percent and East Pony volumes were up more than 20 percent versus the second quarter of 2015.

•
Refined completion techniques continue to enhance overall productivity. Included in the wells brought online during the quarter was a development area with 13 wells in Wells Ranch, including nine wells completed with slickwater fluid and four wells completed with hybrid gel systems. Cumulative production from the slickwater completions is outperforming the hybrid gel wells by more than 20 percent on average after 30 days. For a standard lateral length well, those designed with slickwater are approximately 10 percent lower total well cost versus hybrid gel wells.

•	Based on the current drilling and completion activity plans, the Company estimates exiting 2015 with approximately 40 wells drilled but uncompleted.

TEXAS (EAGLE FORD AND PERMIAN)
Production volumes for the Eagle Ford and Permian assets averaged 54 MBoe/d from July 21 to the end of the third quarter of 2015 (which is equivalent to 42 MBoe/d on average for the full quarter). Approximately 84 percent of the volumes were from the Eagle Ford assets and 16 percent were contributed from the Permian. Liquids represented 63 percent of total volumes (crude oil and condensate represented 29 percent and NGLs were 34 percent), while natural gas accounted for 37 percent.

Highlights since closing the merger include:

•	Drilled eight operated wells to total depth, including seven Lower Eagle Ford wells and one Wolfcamp A well in the Delaware Basin (Permian).

•
Realized a substantial reduction in the spud to rig release timing in both areas as a result of various operational enhancements. In the Eagle Ford, spud to rig release times have been reduced to approximately eight days for a 5,000 foot lateral, down approximately 30 percent from prior 2015 activity on these assets. The well drilled in the Delaware had a lateral length of approximately 5,000 feet and was drilled in approximately 10 days less time than prior activity on these assets.

•
Commenced production on five operated Lower Eagle Ford wells. The two most recent wells represent Noble Energy’s initial designed and executed completions. These wells were drilled with 950 foot effective lateral spacing and were completed with 20 foot cluster spacing and approximately 2,000 pounds of proppant per lateral foot. Each of the two wells, normalized to a 5,000 foot lateral length, is materially outperforming the 3 MMBoe estimated ultimate recovery type curve for the area.

•
Based on the current drilling and completion activity plans, the Company estimates exiting 2015 with approximately 50 wells drilled but uncompleted (including 35 wells in the Eagle Ford and 15 wells in the Delaware). Noble Energy anticipates exiting 2015 with two rigs operating in Texas, one in the Eagle Ford and one in the Delaware Basin.

MARCELLUS SHALE
Production volumes in the Marcellus Shale averaged a record 493 million cubic feet of natural gas equivalent per day (MMcfe/d), which represents a more than 50 percent increase versus the same quarter of last year. Natural gas represented 81 percent of third quarter 2015 volumes, with the remaining 19 percent being condensate and NGLs.

Highlights include:

•	Reduced current operated and non-operated drilling activity to zero rigs.

•
Commenced production on 16 operated wells having an average lateral length of nearly 8,000 feet. Included in the wells brought online was the six-well RHL-4 pad located in the Majorsville area (Marshall County, West Virginia). Three of the wells were completed with reduced stage and cluster spacing, and all of the wells are laterally spaced 500 feet apart. After 30 days online, the RHL-4 pad, which averaged more than 2,200 pounds of proppant per lateral foot, was producing more than 60 MMcfe/d.

•
Completed the Company’s initial Utica well, the MND-6H, with a lateral length of 9,090 feet. The well, located in Marshall County, West Virginia, is anticipated to commence production in the fourth quarter of 2015.

•	JV partner CONSOL Energy commenced production on 12 dry gas wells.

•
Successful completion of the initial phase of de-bottlenecking of the dry gas North Nineveh gathering system (owned by CONE Midstream) added approximately 100 MMcf/d of throughput capacity and supported the Company’s quarterly volumes.

•	Based on the current drilling and completion activity plans, the Company estimates exiting 2015 with approximately 80 wells drilled but uncompleted (including both the wet and dry gas areas).

GULF OF MEXICO
In the Gulf of Mexico, sales volumes averaged 12 MBoe/d, which were comprised of 82 percent crude oil and condensate, five percent NGLs, and 13 percent natural gas.

Highlights include:

•
Delivery of the Rio Grande major project (including the Big Bend and Dantzler fields) has been executed ahead of schedule and within sanction budget. First oil production at the Big Bend field commenced in late October. Maximum peak production from the field of over 20 MBoe/d gross (10 MBoe/d net to Noble Energy) is anticipated to be reached within the next couple of weeks. Noble Energy operates Big Bend with a 54 percent working interest.

•
First oil production from Dantzler, anticipated to produce at a maximum rate of over 25 MBoe/d gross (10 MBoe/d net to Noble Energy), has also recently commenced. Noble Energy operates Dantzler with a 45 percent working interest. Crude oil and condensate comprise more than 85 percent of the planned production from Rio Grande.

•
Successfully sidetracked the second development well at Gunflint and commenced completion operations in the field. Installation of pipelines and umbilicals is currently underway, with first production from the field projected in mid-2016 as a tieback to the Gulfstar One facility.

WEST AFRICA
Hydrocarbon sales in Equatorial Guinea averaged 73 MBoe/d, comprised of 40 percent crude oil and condensate, eight percent NGLs, and 52 percent natural gas. Sales volumes for the quarter were less than production volumes by approximately four MBbl/d as a result of the timing of liquids liftings primarily at the Alen field.

Highlights include:

•	Active production management, facility optimization, and strong reservoir performance resulted in gross daily production averages of over 33 MBbl/d for Aseng and 30 MBbl/d for Alen.

•	Successfully commenced production on the C-21 development well at Alba ahead of schedule.

•
Project status on the Alba compression project was advanced to approximately 80 percent complete. Installation of the new compression platform is expected to commence in the first quarter of 2016, which will result in temporary full field shut-in. First production from the compression facility, which will ultimately help stem decline and extend life of field recovery, is anticipated in the middle of 2016.

•	The Cheetah exploration well, drilled in the Tilapia license offshore Cameroon, reached total depth and did not encounter commercial reservoir sands.

EASTERN MEDITERRANEAN
In the Eastern Mediterranean, Israel natural gas sales volumes averaged 303 MMcfe/d, an increase of 15 percent versus the third quarter of last year. Strong seasonal weather demand and excellent reservoir and facility performance resulted in the record quarterly volumes.

Highlights include:

•	During the month of August, the Tamar field averaged more than 1 billion cubic feet per day of natural gas production, gross.

•	Negotiation of natural gas sales contracts for Tamar and Leviathan volumes continued with multiple regional customers.

•
A comprehensive regulatory framework for hydrocarbon development was finalized and fully approved by the government of Israel. Government action to follow through with the regulatory framework is ongoing.

OTHER

•	Extended the Company’s unsecured credit facility by two years, to a maturity date of August 2020, with a lower pricing grid and no changes to associated financial covenants.

•	Exited the third quarter of 2015 with $5 billion in financial liquidity, including $1 billion in cash and $4 billion of unused credit facility capacity.

•
Completed a $1.8 billion debt exchange offer by issuing an equivalent aggregate principal amount of investment grade-rated Noble Energy Senior Notes in exchange for validly tendered and accepted Rosetta Resources Inc. Notes.  Following the debt exchange, both credit rating agencies affirmed their investment grade ratings and outlooks on Noble Energy credit.

•	The Humpback exploration well, drilled in the Company’s Southern Basin acreage offshore the Falkland Islands, reached total depth in late-October, and is being plugged and abandoned.

GUIDANCE
Year-to date, organic capital expenditures total $2.3 billion through September 30, 2015. Total Company capital spend in 2015 has been reduced to slightly below $3 billion, including capital allocated to Noble Energy legacy assets plus capital associated with the Eagle Ford/Delaware assets (post the closing of the Rosetta Resources Inc. merger). The updated combined capital amount for 2015 is down approximately $100 million from previous estimates. Fourth quarter 2015 sales volume expectations have been increased to range between 385 and 405 MBoe/d. Other updated fourth quarter 2015 guidance is provided in the Company’s supplemental quarterly slides.

(1)A Non-GAAP measure, see attached Reconciliation Schedules.

WEBCAST AND CONFERENCE CALL INFORMATION
Noble Energy, Inc. will host a webcast and conference call at 9:00 a.m. Central time today. The webcast is accessible on the ‘Investors’ page at www.nobleenergyinc.com. Conference call numbers for participation are 800-753-9188 and 719-325-2247. The pass code number is 9059257. A replay will be available on the website.

Noble Energy (NYSE: NBL) is a global independent oil and natural gas exploration and production company, with total proved reserves of 1.7 billion barrels of oil equivalent at year-end 2014 (pro forma for the Rosetta acquisition). The Company’s diverse resource base includes positions in four premier unconventional U.S. onshore plays - the DJ Basin, Eagle Ford Shale, Delaware Basin and Marcellus Shale - and offshore in the U.S. Gulf of Mexico, Eastern Mediterranean and West Africa. Driven by its purpose, Energizing the World, Bettering People’s Lives®, the Company is committed to safely and responsibly providing energy to the world while positively impacting the lives of our stakeholders. For more information, visit www.nobleenergyinc.com.

This news release contains certain “forward-looking statements” within the meaning of federal securities law. Words such as “anticipates”, “believes”, “expects”, “intends”, “will”, “should”, “may”, “estimates”, and similar expressions may be used to identify forward-looking statements. Forward-looking statements are not statements of historical fact and reflect Noble Energy’s current views about future events. They include estimates of oil and natural gas reserves, estimates of future production, assumptions regarding future oil and natural gas pricing, planned drilling activity, future results of operations, projected cash flow and liquidity, business strategy and other plans and objectives for future operations. No assurances can be given that the forward-looking statements contained in this news release will occur as projected and actual results may differ materially from those projected. Forward-looking statements are based on current expectations, estimates and assumptions that involve a number of risks and uncertainties that could cause actual results to differ materially from those projected. These risks include, without limitation, the volatility in commodity prices for crude oil and natural gas, the presence or recoverability of estimated reserves, the ability to replace reserves, environmental risks, drilling and operating risks, exploration and development risks, competition, government regulation or other actions, the ability of management to execute its plans to meet its goals and other risks inherent in Noble Energy’s business that are discussed in its most recent annual report on Form 10-K and in other reports on file with the Securities and Exchange Commission (“SEC”). These reports are also available from Noble Energy’s offices or website, http://www.nobleenergyinc.com. Forward-looking statements are based on the estimates and opinions of management at the time the statements are made. Noble Energy does not assume any obligation to update forward-looking statements should circumstances, management’s estimates, or opinions change.

The SEC requires oil and gas companies, in their filings with the SEC, to disclose proved reserves that a company has demonstrated by actual production or conclusive formation tests to be economically and legally producible under existing economic and operating conditions. The SEC permits the optional disclosure of probable and possible reserves, however, we have not disclosed the Company’s probable and possible reserves in our filings with the SEC. We use certain terms in this news release, such as “estimated ultimate recovery” which are by their nature more speculative than estimates of proved, probable and possible reserves and accordingly are subject to substantially greater risk of being actually realized. The SEC guidelines strictly prohibit us from including these estimates in filings with the SEC. Investors are urged to consider closely the disclosures and risk factors in our most recent annual report on Form 10-K and in other reports on file with the SEC, available from Noble Energy’s offices or website, http://www.nobleenergyinc.com.

This news release also contains certain historical non-GAAP measures of financial performance that management believes are good tools for internal use and the investment community in evaluating Noble Energy’s overall financial performance. These non-GAAP measures are broadly used to value and compare companies in the crude oil and natural gas industry. Please see the attached schedules for reconciliations of the differences between any historical non-GAAP measures used in this news release and the most directly comparable GAAP financial measures.

Investor Contacts
Brad Whitmarsh
(281) 943-1670
brad.whitmarsh@nblenergy.com

John Nicholson
(281) 876-6186
John.nicholson@nblenergy.com

Media Contacts:
Reba Reid
(281) 943-1789
media@nblenergy.com

Paula Beasley
(281) 876-6133
media@nblenergy.com

Schedule 1
Noble Energy, Inc.
Summary Statement of Operations
(in millions, except per share amounts, unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2015	2014	2015	2014
Revenues
Crude oil and condensate	$438	$849	$1,352	$2,748
Natural gas	293	310	785	932
Natural gas liquids	34	69	90	213
Income from equity method investees	36	41	60	138
Total revenues	801	1,269	2,287	4,031
Operating Expenses
Lease operating expense	133	132	419	424
Production and ad valorem taxes	28	44	89	146
Transportation and gathering expense	74	40	185	119
Exploration expense	203	217	308	350
Depreciation, depletion and amortization	539	460	1,444	1,297
General and administrative	109	132	308	399
Asset impairments	—	33	43	164
Other operating (income) expense, net	182	(19)	252	(31)
Total operating expenses	1,268	1,039	3,048	2,868
Operating Income (Loss)	(467)	230	(761)	1,163
Other (Income) Expense
(Gain) on commodity derivative instruments	(267)	(385)	(331)	(74)
Interest, net of amount capitalized	71	52	183	151
Other non-operating (income) expense, net	(12)	(13)	(20)	1
Total other (income) expense	(208)	(346)	(168)	78
Income (Loss) Before Income Taxes	(259)	576	(593)	1,085
Income Tax (Benefit) Provision	24	157	(180)	274
Net Income (Loss)	$(283)	$419	$(413)	$811
Earnings (Loss) Per Share
Earnings (Loss) Per Share, Basic	$(0.67)	$1.16	$(1.05)	$2.25
Earnings (Loss) Per Share, Diluted	$(0.67)	$1.12	$(1.05)	$2.21

Weighted average number of shares outstanding
Basic	420	362	392	361
Diluted	420	367	392	367

These financial statements should be read in conjunction with the financial statements and the accompanying notes and other information included in Noble Energy's Quarterly Report on Form 10-Q to be filed with the Securities and Exchange Commission on November 2, 2015.

On July 20, 2015, we completed the merger with Rosetta Resources Inc. (Rosetta or Rosetta Merger) and the results of operations attributable to Rosetta are included in our consolidated statement of operations beginning on July 21, 2015. The results of these operations attributable to Rosetta will affect the comparability of our financial results to prior periods.

Schedule 2
Noble Energy, Inc.
Condensed Balance Sheets
(in millions, unaudited)

	September 30,	December 31,
	2015	2014
ASSETS
Current Assets
Cash and cash equivalents	$1,028	$1,183
Accounts receivable, net	571	857
Commodity derivative assets, current	650	710
Other current assets	281	325
Total current assets	2,530	3,075
Net property, plant and equipment	21,749	18,143
Goodwill	945	620
Other noncurrent assets	741	715
Total Assets	$25,965	$22,553
LIABILITIES AND SHAREHOLDERS' EQUITY
Current Liabilities
Accounts payable - trade	$1,297	$1,578
Other current liabilities	795	944
Total current liabilities	2,092	2,522
Long-term debt	8,033	6,103
Deferred income taxes, noncurrent	2,286	2,516
Other noncurrent liabilities	1,104	1,087
Total Liabilities	13,515	12,228
Total Shareholders’ Equity	12,450	10,325
Total Liabilities and Shareholders’ Equity	$25,965	$22,553

These financial statements should be read in conjunction with the financial statements and the accompanying notes and other information included in Noble Energy's Quarterly Report on Form 10-Q to be filed with the Securities and Exchange Commission on November 2, 2015.

Schedule 3
Noble Energy, Inc.
Volume and Price Statistics
(unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2015	2014	2015	2014
Crude Oil and Condensate Sales Volumes (MBbl/d)
United States	83	67	73	66
Equatorial Guinea	27	29	29	32
Other International	—	—	1	3
Total consolidated operations	110	96	103	101
Equity method investee - Equatorial Guinea	2	2	2	2
Total sales volumes	112	98	105	103
Crude Oil and Condensate Realized Prices ($/Bbl)
United States	$42.42	$94.21	$46.02	$96.84
Equatorial Guinea	45.99	98.63	52.15	104.38
Other International	—	—	55.52	104.47
Consolidated average realized prices	$43.30	$95.55	$47.79	$99.48
Natural Gas Sales Volumes (MMcf/d)
United States	741	538	658	497
Equatorial Guinea	231	233	221	241
Israel	303	262	254	233
Total sales volumes	1,275	1,033	1,133	971
Natural Gas Realized Prices ($/Mcf)
United States	$2.01	$3.41	$2.20	$4.12
Equatorial Guinea	0.27	0.27	0.27	0.27
Israel	5.39	5.59	5.39	5.59
Consolidated average realized prices	$2.50	$3.26	$2.54	$3.52
Natural Gas Liquids Sales Volumes (MBbl/d)
United States	49	25	34	22
Equity method investee - Equatorial Guinea	6	6	5	6
Total sales volumes	55	31	39	28
Natural Gas Liquids Realized Prices ($/Bbl)
United States	$7.49	$29.53	$9.78	$35.39
Barrels of Oil Equivalent Volumes (MBoe/d)
United States	255	182	217	171
Equatorial Guinea	65	68	66	72
Israel	51	44	43	39
Other International	—	—	1	3
Total consolidated operations	371	294	327	285
Equity method investee - Equatorial Guinea	8	8	6	7
Total sales volumes	379	302	333	292

On July 20, 2015, we completed the merger with Rosetta and the associated volumes and price statistics are included in our operations beginning on July 21, 2015. The results of these volumes and prices attributable to Rosetta will affect the comparability of our results to prior periods.

Schedule 4
Noble Energy, Inc.
Reconciliation of Net Income (Loss) to Adjusted Income (Loss)
(in millions, except per share amounts, unaudited)

	Three Months Ended September 30,				Nine Months Ended September 30,
	2015	Per Diluted Share	2014	Per Diluted Share	2015	Per Diluted Share	2014	Per Diluted Share
Net Income (Loss)	$(283)	$(0.67)	$419	$1.14	$(413)	$(1.05)	$811	$2.21
(Gain) loss on commodity derivative instruments, net of cash settlements [1]	17	0.04	(397)	(1.08)	352	0.90	(169)	(0.46)
Asset impairments [2]	—	—	33	0.09	43	0.11	164	0.45
(Gain) on divestitures [3]	—	—	(30)	(0.08)	—	—	(72)	(0.20)
Deferred compensation [4]	(13)	(0.03)	(12)	(0.03)	(19)	(0.05)	—	—
Corporate restructuring [5]	21	0.05	—	—	39	0.10	—	—
Stacked drilling rig [6]	13	0.03	—	—	20	0.05	—	—
Pension plan expense [7]	67	0.16	—	—	88	0.22	—	—
Rosetta Merger expenses [8]	71	0.17	—	—	73	0.18	—	—
Other adjustments	1	—	(2)	—	7	0.02	(2)	—
Total adjustments before tax	177	0.42	(408)	(1.10)	603	1.53	(79)	(0.21)
Income tax effect of adjustments [9]	16	0.04	91	0.24	(169)	(0.43)	(6)	(0.02)
Adjusted Income (Loss)	$(90)	$(0.21)	$102	$0.28	$21	$0.05	$726	$1.98
Weighted average number of shares outstanding
Diluted	420		367		395		367

NOTE:
Adjusted income (loss) should not be considered an alternative to, or more meaningful than, net income (loss) as reported in accordance with GAAP. Adjusted income (loss) is provided for comparison to earnings forecasts prepared by analysts and other third parties. Our management believes, and certain investors may find, that adjusted income (loss) is beneficial in evaluating our financial performance. We believe such measures can facilitate comparisons of operating performance between periods and with our peers. However, Noble Energy's method of computing this measure may not be the same method used to compute similar measures reported by other entities. See Schedule 1: Summary Statement of Operations.

On July 20, 2015, we completed the merger with Rosetta and the results of operations attributable to Rosetta are included in our consolidated statement of operations beginning on July 21, 2015. The results of these operations attributable to Rosetta will affect the comparability of our financial results to prior periods.

[1]
Many factors impact our gain or loss on commodity derivative instruments, net of cash settlements, including: increases and decreases in the commodity forward price curves compared to our executed hedging arrangements; increases in hedged future revenues; and the mix of hedge arrangements between NYMEX WTI, Dated Brent and NYMEX HH commodities. These gains or losses on commodity derivative instruments, net of cash settlements, recognized in the current period, will be realized in the future when cash settlement occurs.

[2]	Amount for 2015 relates primarily to Eastern Mediterranean and Gulf of Mexico properties and amount for 2014 relates primarily to North Sea properties.

[3]	Amount for 2014 represents sales of non-core onshore U.S. properties and China assets.

[4]	Amount represents (increases) decreases in the fair value of shares of our common stock held in a rabbi trust.

[5]
Amount represents expenses associated with the relocation of our personnel. The expenses primarily include the relocation of our Ardmore, Oklahoma office, as well as the consolidation of our Houston personnel to our corporate headquarters in Houston.

[6]	Amount represents the day rate cost associated with drilling rigs under contract, but not currently being utilized in our US onshore drilling programs.

[7]	Amount includes the expensing of the actuarial loss from AOCL, related to the termination and re-measurement of our defined benefit pension plan.

[8]	Amount represents expenses associated with the completion of the Rosetta Merger.

[9]
The income tax effect of adjustments is determined for each major tax jurisdiction for each adjusting item. The difference between the GAAP income tax provision of $24 million and the tax effect of adjustments $16 million represents an adjusted tax expense of $8 million.

Schedule 5
Noble Energy, Inc.
Discretionary Cash Flow and Reconciliation to Net Cash Provided by Operating Activities
(in millions, unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2015	2014	2015	2014
Adjusted Income (Loss) [1]	$(90)	$102	$21	$726
Adjustments to reconcile adjusted income to discretionary cash flow
Depreciation, depletion and amortization	539	460	1,444	1,297
Exploration expense	203	217	308	350
(Income)/Dividends from equity method investments, net	(8)	56	(4)	53
Deferred income taxes	42	(53)	(95)	68
Stock-based compensation expense	16	22	54	67
Other	6	7	(3)	7
Discretionary Cash Flow	$708	$811	$1,725	$2,568
Reconciliation to Operating Cash Flows
Net changes in working capital	(108)	181	(74)	286
Cash exploration costs	(13)	(47)	(73)	(154)
Current tax benefit of earnings adjustments	12	—	20	—
Corporate restructuring	(21)	—	(39)	—
Stacked drilling rig	(13)	—	(20)	—
Rosetta Merger expenses	(56)	—	(58)	—
Other adjustments	11	—	5	3
Net Cash Provided by Operating Activities	$520	$945	$1,486	$2,703

Capital expenditures (accrual based)	$664	$1,335	$2,325	$3,558
Increase in capital lease obligations [2]	29	60	60	81
Total Capital Expenditures (Accrual Based)	$693	$1,395	$2,385	$3,639

NOTE:
Discretionary cash flow should not be considered an alternative to, or more meaningful than, net income (loss), net cash provided by operating activities, or any other measure as reported in accordance with GAAP. The table above reconciles discretionary cash flow to net cash provided by operating activities. Our management believes, and certain investors may find that discretionary cash flow is useful as an indicator of the company's ability to fund exploration and production activities and meet financial obligations.  Discretionary cash flow is also useful as a basis for valuing companies in the oil and gas industry.  However, Noble Energy's method of computing this measure may not be the same method used to compute similar measures reported by other entities.

On July 20, 2015, we completed the merger with Rosetta and the results of operations attributable to Rosetta are included in our consolidated statement of operations beginning on July 21, 2015. The results of these operations attributable to Rosetta will affect the comparability of our financial results to prior periods.

[1]	See Schedule 4: Reconciliation of Net Income (Loss) to Adjusted Income (Loss).

[2]	Represents estimated construction in progress to date on US operating assets and corporate buildings.